[HODGSON RUSS LLP LETTERHEAD]

 November ___, 2007

Asia Special Situation Acquisition Corp.
P.O. Box 309GT, Ugland House
South Church Street
George Town, Grand Cayman
Cayman Islands

Ladies and Gentlemen:

Re:  Warrants to Purchase Ordinary Shares of Asia Special Situation Acquisition Corp.

We have acted as counsel to Asia Special Situation Acquisition Corp., a company formed under the laws of the Cayman Islands (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1, as amended by Amendment No. 2 thereto, filed on or about the date of this letter (as so amended, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) to register up to 11,975,000 units, each consisting of one ordinary share, US$.0001 par value (the “Shares”), and one warrant (the “Warrants”) exercisable into one ordinary share (the “Units”), including up to (i) 10,000,000 Units to be sold pursuant to that certain Form of Underwriting Agreement between the Company and the underwriter named therein (the “Underwriter”) (as filed as an exhibit to the Registration Statement, the “Underwriting Agreement”), (ii) 1,500,000 Units which may be issued on the exercise of a 45-day option granted to the Underwriter to cover over-allotments, if any, and (iii) 475,000 Units which may be issued on the exercise of the Unit purchase option granted to the Underwriter. The Units, Warrants and Shares are herein referred to collectively as the “Securities.” This letter is being delivered pursuant to your request.

The opinions set forth in this letter are subject to the following limitations:

1. We are familiar with the proceedings to date with respect to the issuance of the Securities and the opinions set forth in this letter are based upon such legal and factual examination and inquiries and such advice, assurances, and certificates as we have deemed necessary and advisable in order to render this opinion, including, but not limited to an examination of originals or copies of the following (a) the Registration Statement and prospectus forming a part thereof (the “Prospectus”); (b) the form of Warrant Agreement with respect to the Warrants, which is governed by the laws of the State of New York; and (c) such other instruments, documents, certificate and records as we have deemed relevant and necessary as the basis of the opinions set forth in this letter. The “Documents” as used in this opinion letter refers to the documents listed in paragraph (a) through (c) above. To the extent it may be relevant to the opinions expressed herein, we have assumed that parties to the Documents other than the Company have the power to enter into and perform such agreements and that such agreements have been duly authorized, executed, and delivered by such other parties and constitute legal, valid, and binding obligations of such other parties, enforceable against such parties in accordance with their terms, and that such parties will comply with all other obligations under the Documents and all laws applicable thereto.

2. In our examination of the Documents, we have assumed (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies, (c) the truth, accuracy and completeness of the information, representations and warranties contained in such records, documents, instruments and certificates.

3. Any opinions set forth in this letter to the effect that any Document is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms is qualified as being subject to (a) limitations imposed by bankruptcy, insolvency, reorganization, receivership, marshalling, arrangement, assignment for the benefit of creditors, fraudulent conveyance, moratorium and other statues, rules, regulations and other laws relating to or affecting the rights and remedies of creditors generally, (b) applicable law and equitable principals that may limit rights to indemnification and contribution and (c) general principals of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether considered in a proceeding of equity or at law.

4. We do not express any opinion concerning any law other than the law of the State of New York and the federal law of the United States.

Subject to the qualifications set forth in this letter, it is our opinion that (i) the Warrants have been, and the Shares underlying the Warrants when issued will be, duly authorized, validly issued, fully paid and non-assessable, and (ii) the Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

We hereby consent to the filing of this letter as Exhibit 5.2 to the Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not believe that we are “experts” within the meaning of that term as used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including the opinions set forth in this letter.

Very truly yours,

HODGSON RUSS LLP

By:	/s/

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